Exhibit 10.216

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is entered into as of the 28th day of February, 2019 (the “Execution Date”) by and between MOUNTAIN TRACE NURSING ADK, LLC, an Ohio limited liability company (“Lessor”) and VERO HEALTH X, LLC, a Delaware limited liability company (“Lessee”), for the improved real property described on Exhibit “A-l” (the “Premises”), on which Premises is located that certain 106 bed skilled nursing facility located at 417 Mountain Trace Road, Sylva, North Carolina 28779, including the “Lessor Personal Property” associated therewith described on Exhibit “A-2” (the Lessor Personal Property together with the Premises, being collectively the “Facility”). Certain capitalized terms used in this Lease are defined on Exhibit “B”.

RECITALS

WHEREAS, Lessor desires to lease the Premises to Lessee and Lessee desires to lease the Premises from Lessor on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Term. The “Term” of this Lease is the Initial Term of ten (10) years plus the Renewal Terms (if any). A “Lease Year” is the twelve (12) month period commencing on the Commencement Date (as defined below) and each anniversary thereof during each year of the Term. The “Initial Term” commences on March 1, 2019 (the “Commencement Date”) and ends on February 28, 2029, and may be extended for two (2) separate renewal terms of five (5) years each (each a “Renewal Term”) if: (a) at least one hundred eighty (180) days prior to the end of the Initial Term or the Renewal Term (as applicable), Lessee delivers to Lessor the “Renewal Notice” indicating that Lessee desires to exercise its right to extend this Lease for the Renewal Term and (b) there is no then uncured Event of Default (i) as of the date Lessor receives the Renewal Notice (the “Exercise Date”), or (ii) on the last day of the Initial Term or the Renewal Term (as applicable). For purposes hereof, “Termination Date” shall mean the last day of the Initial Term or a Renewal Term (if any) or the earlier date on which this Lease may be terminated as provided herein.

2.Rent. During the Term, Lessee shall pay in advance to Lessor on or before the 1st day of each month the following amounts:

2.1Base Rent. During the first Lease Year of the Initial Term, Base Rent shall be equal to $40,000.00 per month. Base Rent for the second Lease Year and for each subsequent Lease Year shall be equal to 102.5% of the Base Rent due for the immediately preceding Lease Year.

2.2Absolute Net Lease. All Rent payments shall be absolutely net to Lessor, free of any and all Taxes (as defined below in Section 5), Other Charges (as defined below in Section 5), and operating or other expenses of any kind whatsoever, all of which shall be paid by Lessee. Except as otherwise set forth herein, Lessee shall at all times during the Term remain obligated under this Lease without any right of set-off, counterclaim, abatement, deduction, reduction or defense of any kind. Except as otherwise set forth herein, Lessee’s sole right to recover damages against Lessor under this Lease shall be to prove such damages in a separate action.

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2.3Payment Terms. All Rent and other payments to Lessor hereunder shall be paid by wire transfer in accordance with Lessor’s wire transfer instructions provided by Lessor from time to time.

3.Security Deposit. The aggregate security deposit (the “Security Deposit”) to be funded by Lessee shall be One Hundred Sixty Thousand Dollars ($160,000.00), which amount shall be funded as follows: (i) Forty Thousand Dollars ($40,000.00) on the Commencement Date and (ii) commencing with the first month of the second Lease Year and continuing each month thereafter through the final month of the fourth Lease Year, Three Thousand Three Hundred Thirty-Three Dollars and thirty-three cents ($3,333.33) per month.

3.1Payment of Security Deposit. Lessee shall fund the Security Deposit by wire transfer to Lessor of immediately available funds pursuant to the terms hereof.

3.2Application of Security Deposit. Lessor shall hold the Security Deposit as security for the full and faithful performance by Lessee of every term, provision, obligation and covenant under this Lease and subject to the terms and conditions of this Lease. If the Security Deposit is paid in immediately available funds, the Security Deposit may be deposited by Lessor into an interest-bearing account, which interest shall accrue for the sole benefit of Lessor and not Lessee. The Security Deposit shall not be considered an advance payment of Rent (or of any other sum payable by Lessee under this Lease) or a measure of Lessor’s damages in case of a default by Lessee. If the Security Deposit is paid in immediately available funds, Lessor shall have no obligation to maintain the Security Deposit separate and apart from Lessor’s general and/or other funds. If Lessee defaults in respect of any of the terms, provisions, covenants and conditions of this Lease, Lessor may, but shall not be required to, in addition to and not in lieu of any other rights and remedies available to Lessor, apply all or any part of the Security Deposit to the payment of any sum in default, or any other sum that Lessor may expend or be required to expend by reason of Lessee’s default, including but not limited to, any damages or deficiency in reletting the Premises. Whenever, and as often as, Lessor has applied any portion of the Security Deposit to cure Lessee’s default hereunder, Lessee shall, within ten (10) days after Notice from Lessor, deposit additional funds with Lessor sufficient to restore the Security Deposit to the full amount then required to be deposited with Lessor, and Lessee’s failure to do so shall constitute an Event of Default without any further Notice. If Lessor transfers or assigns its interest under this Lease, Lessor shall assign the Security Deposit to the new lessor and upon new lessor’s assumption of the Lease, Lessor shall have no further liability for the return of the Security Deposit, and Lessee agrees to look solely to the new lessor for the return of the Security Deposit. Lessee agrees that it will not assign or encumber or attempt to assign or encumber the Security Deposit and that Lessor, its successors and assigns may return the Security Deposit to the last lessee in possession of the Premises at the last address for which Notice has given by such lessee and that Lessor thereafter shall be relieved of any liability therefor, regardless of one or more assignments of this Lease or any such actual or attempted assignment or encumbrances of the Security Deposit. Provided Lessee is not in default, Lessor shall return the Security Deposit to Lessee within thirty (30) days of the date of termination of this Lease.

4.Late Charges. The late payment of Rent or other amounts due under this Lease will cause Lessor to lose the use of such money and incur administrative and other expenses not contemplated under this Lease. While the exact amount of the foregoing is difficult to ascertain, the parties agree that as a reasonable estimate of fair compensation to Lessor, if Rent or any other amount is not paid within five (5) days of when due, then (a) Lessee shall thereafter pay to Lessor a late charge equal to five percent (5%) of such delinquent amounts, and (b) such delinquent amounts shall accrue interest from the due date at the rate of ten percent (10%) per annum (the “Agreed Rate”) until paid in full.

5.Taxes and Other Charges. At the commencement and at the expiration of the Term, all Taxes and Other Charges shall be prorated. Lessor shall promptly forward to Lessee copies of all bills and payment receipts for Taxes or Other Charges received by it. Lessee shall pay and discharge (including the filing of all required returns), prior to delinquency or imposition of any fine, penalty, interest or other cost (“Penalty”), (a) “Taxes”, consisting of any real property and other taxes and assessments levied or assessed with respect to the Premises (excluding income taxes, franchise taxes, estate taxes, transfer taxes and/or gross receipts taxes that may be imposed upon Lessor), and (b) “Other Charges”, consisting of any utilities and other costs and expenses of the Facility or any portion of the Premises and all other charges, obligations

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or deposits assessed against any portion of the Premises during the Term. Lessee shall pay the foregoing when due and before any Penalty, but may pay the foregoing in permitted installments (whether or not interest accrues on the unpaid balance). Within ten (10) business days of its receipt of Lessor’s written notice of payment, Lessee shall pay Lessor an amount equal to any Taxes or Penalty that Lessor at any time is assessed or otherwise becomes responsible and for which Lessee is liable under this Lease. However, nothing in this Lease shall obligate Lessee to pay penalties incurred as a result of Lessor’s failure to timely forward bills to Lessee.

5.1Protests. Lessee has the right, but not the obligation, in good faith to protest or contest (a “Protest”) in whole or in part (a) the amount or payment of any Taxes or Other Charges, and (b) the existence, amount or validity of any Lien (as defined in Section 8.1), by appropriate proceedings sufficient to (i) prevent the collection or other realization of such Taxes, Other Charges or Liens, or (ii) prevent the sale, forfeiture or loss of any portion of the Premises, or (iii) prevent the forfeiture of Rent to satisfy such Taxes, Other Charges or Liens (so long as it provides Lessor with reasonable security to assure the foregoing). Lessee shall diligently prosecute any such Protest at its sole cost and expense and pay such Taxes, Other Charges or Lien. Lessor shall cooperate in any Protest that involves an amount assessed against it.

5.2Impound. Upon Lessor’s written notice to Lessee during the Term, Lessor may require Lessee to pay with each Rent payment a deposit of one-twelfth (1/12th) of the amount required to discharge the annual amount of real property Taxes secured by a Lien encumbering any portion of the Premises as and when they become due. The deposits shall not bear interest nor be held by Lessor in trust or as an agent of Lessee, but rather shall be applied solely to the payment of the related obligations. If at any time within thirty (30) days prior to the due date the deposits shall be insufficient for the payment of the obligation in full, Lessee shall within ten (10) days after demand deposit the deficiency with Lessor. If deposits are in excess of the actual obligation, the required monthly deposits for the ensuing Lease Year shall be reduced proportionately and any such excess at the end of the final Lease Year shall be refunded to Lessee within thirty calendar (30) days. Lessee shall forward to Lessor or its designee all Tax bills, bond and assessment statements as soon as they are received. If Lessor transfers this Lease, it shall transfer all such deposits to the transferee, and upon the new lessor’s assumption of this Lease, Lessor shall thereafter have no liability of any kind with respect thereto.

5.3Tax Treatment; Reporting. Lessor and Lessee each acknowledges that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a lease for Federal income tax purposes. For Federal income tax purposes each shall report this lease as a true lease with Lessor as the owner of the Premises and Lessee as the lessee of such Premises including: (a) treating Lessor as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the “Code”) with respect to the Premises, (b) Lessee reporting its Rent payments as rent expense under Section 162 of the Code, and (c) Lessor reporting the Rent payments as rental income. For the avoidance of doubt, nothing in this Lease shall be deemed to constitute a guaranty, warranty or representation by either Lessor or Lessee as to the actual treatment of this transaction for state law purposes and for federal income tax purposes.

6.Insurance. All insurance provided for in this Lease shall (i) be maintained under valid and enforceable policies issued by insurers licensed and approved to do business in the state where the Premises is located, (ii) name Lessor as an additional insured and, for the property insurance policies, as the owner, (iii) be on an “occurrence” basis, or if claims made, include a provision whereby tail coverage costs are specified upon policy inception, (iv) cover all of Lessee’s operations at the Facility, (v) provide that the policy may not be canceled except upon not less than thirty (30) days’ prior written notice to Lessor and (vi) be primary and provide that any insurance with respect to any portion of the Premises maintained by Lessor is excess and noncontributing with Lessee’s insurance. The property policy(ies) shall also name the Lessor and Facility Mortgagee as loss payee. The parties hereby waive as to each other all rights of subrogation which any insurance carrier, or either of them, may have by reason of any provision in any policy issued to them, provided such waiver does not thereby invalidate such policy. Original policies or satisfactory insurer certificates evidencing the existence of the insurance required by this Lease and

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showing the interest of Lessor and Facility Mortgagee shall be provided to Lessor prior to the Commencement Date or, for a renewal policy, not less than ten (10) days prior to the expiration date of the insurance policy being renewed. If Lessor is provided with a certificate, it may demand that Lessee provide a complete copy of the related policy within ten (10) days. Lessee may satisfy the insurance requirements hereunder through coverage under so-called blanket policy(ies) of insurance carried and maintained by Lessee regarding other operations or facilities; provided, however, that the coverage afforded Lessor will not be reduced or diminished or otherwise be different from that which would exist under separate policies of insurance meeting all other requirements of this Lease by reason of the use of such blanket policies of insurance. During the Term, Lessee shall maintain the following insurance and any claims thereunder shall be adjudicated by and at the expense of it or its insurance carrier:

(a)Property Insurance with respect to the Facility and Business against loss or damage from all causes under standard “all risk” property insurance coverage with an agreed amount endorsement (such that the insurance carrier has accepted the amount of coverage and has agreed that there will be no co-insurance penalty), without exclusion for fire, lightning, windstorm, explosion, smoke damage, vehicle damage, sprinkler leakage, flood, vandalism, earthquake, malicious mischief and any other risks normally covered under an extended coverage endorsement, in amounts that are not less than the actual replacement value of the Premises and all Lessor and Lessee Personal Property associated therewith (including the cost of compliance with changes in zoning and building codes and other laws and regulations, demolition and debris removal and increased cost of construction). Additionally, if the Facility contains steam boilers, steam pipes, steam engines, steam turbines or other high pressure vessels, insurance with an agreed amount endorsement (such that the insurance carrier has accepted the amount of coverage and has agreed that there will be no co-insurance penalty), covering the major components of the central heating, air conditioning and ventilating systems, boilers, other pressure vessels, high pressure piping and machinery, elevators and escalators, if any, and other similar equipment installed in the Facility, in an amount equal to one hundred percent (100%) of the full replacement cost of the Facility, which policies shall insure against physical damage to and loss of occupancy and use of the Premises arising out of an accident or breakdown covered thereunder;

(b)Business Interruption and Extra Expense Coverage with respect to the Facility and Business for loss of rental value for a period not less than twelve (12) months, covering perils consistent with the requirements of Section 6(a), and including either an agreed amount endorsement or a waiver of any co-insurance provisions, so as to prevent Lessee, Lessor and any other insured thereunder from being a co-insurer, and providing that any covered loss thereunder shall be payable to the Lessor;

(c)Commercial General Public Liability Coverage with respect to the Facility and Business (including products liability and broad form coverage) against claims for bodily injury, death or property damage occurring on, in or about the Facility, affording the parties protection of not less than $1,000,000.00 per occurrence/$3,000,000.00 per location in the aggregate, naming Lessor as additional insured;

(d)Professional Liability Coverage with respect to the Facility and Business providing for claims specifically relating to patient care and services provided by the Facility staff, its contractors and all related parties, to include coverage or medical directors with regard to their administrative duties provided to the Premises, with limits of not less than $1,000,000.00 per occurrence/$3,000,000.00 per location in the aggregate, naming Lessor as additional insured. If such coverage is purchased on a claims made basis, Lessee must show proof of the ability to purchase tail coverage to last through the statute of limitations, upon the end of the Lease Term;

(e)Worker’s Compensation and Employers Liability Insurance with respect to the Facility and Business for losses sustained by Lessee’s employees in the course and scope of their employment, as well as volunteers, and otherwise consistent with all applicable state law and meeting all other legal requirements;

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(f)Business Interruption and Extra Expense Coverage for loss of rental value for a period not less than one (1) year, covering perils consistent with the requirements of Section 6(a), and including either an agreed amount endorsement or a waiver of any co-insurance provisions, so as to prevent Lessee, Lessor and any other insured thereunder from being a co-insurer, and providing that any covered loss thereunder shall be payable to the Lessor; and

(g)Deductibles/Self-Insured Retentions for the above policies shall not be greater than $100,000.00, and Lessor shall have the right at any time to require a lower amount or set higher policy limits, to the extent commercially available and reasonable and customary for similar operations and properties to those of the Facility.

7.Use, Regulatory Compliance, Preservation of Business and Management.

7.1Permitted Use; Qualified Care. Lessee shall continuously use and occupy the Premises during the Term as a skilled nursing facility with not less than one hundred six (106) licensed beds and for ancillary services relating thereto, but for no other purpose. Lessee shall provide care, treatment and services to all residents of the Facility in a manner consistent with all applicable laws. Notwithstanding any common law or statutory right, Lessee agrees not to transfer, move or otherwise take action that reduces the licensed beds at the Facility and Lessee agrees not to take any of the licensed beds out of service or move the licensed beds to a different location. Lessor represents and warrants that Schedule 7.1 attached hereto sets forth a true, correct and complete list of the number and type of licensed beds at the Premises and whether such beds are Medicare and/or Medicaid certified. Lessee shall take no action to reduce or modify the number of beds for which the Premises are licensed.

7.2Regulatory Compliance. Lessee, the Facility and the Premises shall comply in all material respects with all licensing and other laws and all covenants, conditions, restrictions and other use or maintenance requirements applicable to the Facility and, to the extent applicable, all Medicare, Medicaid and other third-party payor certification requirements, including timely filing properly completed cost and other required reports, timely paying all expenses shown thereon, and ensuring that the Facility continues to be fully certified for participation in Medicare and Medicaid (if applicable) throughout the Term and when it is returned to Lessor, all without any suspension, revocation, decertification or other material limitation of such certification. Further, Lessee shall not commit any act or omission that would in any way violate any certificate of occupancy affecting the Facility, result in closure of the Facility or result in the sale or transfer of all or any portion of any related certificate of need (if applicable), bed rights or other similar certificate or license at any of the Facility.

7.3Preservation of Business. Lessee acknowledges that a fair return to Lessor on and protection of its investment in the Premises depends, in part, on Lessee’s dedication to the Business and the concentration of similar businesses of Lessee and its Affiliates in the geographical area of the Facility. Lessee further acknowledges that the diversion of residents or patient care activities (except as is necessary to provide residents or patients with an alternative level of care) from the Facility to other facilities at any time during the Term will have a material adverse effect on the value and utility of the Facility. Therefore, Lessee agrees that during the Term, neither Lessee nor any of its Affiliates shall, without the prior written consent of Lessor: (i) operate, own, participate in or otherwise receive revenues from any other business providing services similar to those of the Business of the Facility within a ten (l0)-mile geographical radius of the Facility, (ii) except as is necessary to provide residents or patients with an alternative level of care, recommend or solicit the removal or transfer of any resident or patient from the Facility to any other nursing, health care, senior housing or retirement housing facility or divert actual or potential residents, patients or care activities of the Business conducted at the Facility to any other facilities owned or operated by Lessee or its Affiliates or from which they receive any type of referral fees or other compensation for transfers, or (iii) employ for other businesses any personnel working on or in connection with any portion of the business or the Facility. In the event Lessee deems it medically necessary to transfer any resident from the Facility to any other nursing, health care, senior housing or retirement housing facility owned or operated by Lessee or its affiliates or from which they receive any type of referral fees or other compensation, Lessee shall provide written notice of such transfer to Lessor within two (2) business days of such transfer.

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7.4Management. Lessee’s Affiliate may manage the Facility pursuant to a management agreement. The management fee (“Management Fee”) under such agreement shall not exceed five percent (5%) of the annual gross revenue realized from Lessee’s operation of the Facility (after adjustment for contractual adjustments and overpayment by providers). Payment of the Management Fee shall be subordinate to the payment of Rent and all other amounts payable by Lessee pursuant to this Lease. From and after the date that an Event of Default has occurred, any until such Event of Default; if curable, has been cured, Lessee shall not be permitted to pay any Management Fee to any party without Lessor’s express written consent. Lessee shall not be permitted to engage any third-party manager for the Facility other than Lessee’s Affiliate without the prior written consent of Lessor, which consent may be granted or withheld in Lessor’s sole discretion.

8.Acceptance, Maintenance, Upgrade, Alteration and Environmental.

8.1Acceptance “AS IS”; No Liens. Lessee acknowledges that it is presently engaged in operations similar to those to be conducted at the Facility and has expertise in such industry and, in deciding to enter into this Lease, has not relied on any representations or warranties, express or implied, of any kind from Lessor. Lessee has investigated the Premises, has selected the Premises to its own specifications, has concluded that no improvements or modifications to them are required in order to operate the Facility, and accepts the Facility and the Premises on an “AS IS” basis and assumes all responsibility and cost for the correction of any observed or unobserved deficiencies or violations. Notwithstanding its right to Protest set forth in Section 5.1, Lessee shall not cause or permit any lien, levy or attachment to be placed or assessed against any portion of the Premises or the operation thereof (a “Lien”) for any reason, provided that nothing in this Lease shall require Lessee to keep the Premises free of Permitted Liens.

8.2Lessee’s Maintenance Obligations. Lessee shall (a) keep and maintain the Premises and the Facility in good appearance, repair and condition and maintain proper housekeeping, (b) promptly make all repairs (interior and exterior, structural and nonstructural, ordinary and extraordinary, foreseen and unforeseen) necessary to keep the Facility in good and working order and condition and in substantial compliance with all applicable requirements and laws relating to the Business conducted thereon, including if applicable, certification for participation in Medicare and Medicaid, and (c) keep and maintain all Lessor and Lessee Personal Property in good condition, ordinary wear and tear excepted, and repair and replace such property consistent with prudent industry practice as required under this Lease.

8.3Alterations by Lessee. Lessee shall not make any Alterations to the Premises without the express prior written consent of Lessor, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that Lessor’s consent shall not be required, but no less than thirty (30) days advance notice to Lessor shall be provided, with respect to (i) Alterations required by governmental authorities which are necessary to maintain applicable licenses to operate the Facility or (ii) minor cosmetic Alterations that (x) are non-structural in nature, (y) are not visible from the outside of the Premises and (z) do not cost, in the aggregate, in excess of $75,000.00 in any rolling twelve (12) month period. All Alterations shall immediately become a part of the Premises and the property of Lessor subject to this Lease, and the cost of all Alterations or other purchases, whether undertaken as an on-going licensing, Medicare, Medicaid or other regulatory requirement, or otherwise, shall be borne solely by Lessee. All Alterations shall be constructed in a good and workmanlike manner in compliance with all applicable laws and the insurance required under this Lease.

8.4Hazardous Materials. Lessee’s use of the Premises shall comply with all Hazardous Materials Laws. If any Environmental Activities occur or are suspected to have occurred in violation of any Hazardous Materials Laws by Lessee during the Term or if Lessee has received notice of any Hazardous Materials Claim against any portion of the Premises as a result of Lessee’s acts or omissions during the Term, Lessee shall promptly obtain all permits and approvals necessary to remedy any such actual or suspected problem through the removal of Hazardous Materials or otherwise, and upon Lessor’s approval of the remediation plan, remedy any such problem to the satisfaction of Lessor and all applicable governmental authorities, in accordance with all Hazardous Materials Laws and good business practices. During the Term, Lessee shall promptly advise Lessor in writing of (a) any Environmental Activities in

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violation of any Hazardous Materials Laws; (b) any Hazardous Materials Claims against Lessee or any portion of the Premises; (c) any remedial action taken by Lessee in response to any Hazardous Materials Claims or any Hazardous Materials on, under or about any portion of the Premises in violation of any Hazardous Materials Laws; (d) Lessee’s discovery of any occurrence or condition on or in the vicinity of any portion of the Premises that materially increase the risk that any portion of the Premises will be exposed to Hazardous Materials; and (e) all communications to or from Lessee, any governmental authority or any other Person relating to Hazardous Materials Laws or Hazardous Materials Claims with respect to any portion of the Premises, including copies thereof. Lessor shall have the right, at Lessee’s sole cost and expense (including, without limitation, Lessor’s reasonable attorneys’ fees and costs) and with counsel chosen by Lessor, to join and participate in, as a party if it so elects, any legal proceedings or actions initiated in connection with any Hazardous Materials Claims. Lessor represents and warrants to Lessee that to Lessor’s knowledge, there are no pending claims or causes of action arising out or relating to the Facility or the Premises as of the Commencement Date.

9.Lessee Property. Lessee shall obtain and install all items of furniture, fixtures, supplies and equipment not included as Lessor Personal Property as shall be necessary or reasonably appropriate to operate the Facility in compliance with this Lease (“Lessee Personal Property”, which collectively with the “Lessee Intangible Property” shall be referred to herein as “Lessee Property”.) As used herein, “Lessee Intangible Property” means all the following at any time owned by Lessee in connection with its use of any portion of the Premises: Medicare, Medicaid and other accounts and proceeds thereof; rents, profits, income or revenue derived from such operation or use; all documents, chattel paper, instruments, contract rights (including contracts with residents, employees and third-party payors), deposit accounts, general intangibles and chooses in action; refunds of any Taxes or Other Charges for periods of time during the Term; and licenses and permits necessary or desirable for Lessee’s use of any portion of the Premises, including licensed Medicaid beds (if applicable). Lessor shall have a security interest in and to the Lessee Property, which security interest Lessor shall have the right to assign to a Facility Mortgagee in Lessor’s sole discretion. Lessor will agree to subordinate its lien and security interest with respect to Lessee’s accounts receivable to any third party lender providing to Lessee a working capital line of credit, whether such working capital line of credit exists as of the Commencement Date or future working capital lines of credit, on commercially reasonable terms reasonably acceptable to Lessor. If required by Facility Mortgagee, Lessee will cause its working capital lender to enter into a mutually agreeable intercreditor agreement. In such an event, Lessee shall enter into deposit account control agreements as may be reasonably required by Lessor, subject to any intercreditor requirements agreed to by Facility Mortgagee and Lessee’s working capital lender.

10.Financial, Management and Regulatory Reports. Lessee shall provide Lessor with the reports listed in Exhibit “C” at the time described therein, and such other information about it or the operations of the Facility as Lessor may reasonably request from time to time, including such information requested in connection with any financing of the Premises sought by Lessor. All financial information provided by Lessee shall be prepared in accordance with generally accepted accounting principles consistently applied and shall be submitted electronically in the form of unrestricted, unlocked “.xls” spreadsheets created using Microsoft Excel (2003 or newer editions). If Lessee or any Affiliate becomes subject to any reporting requirements of the Securities and Exchange Commission (“SEC”) during the Term, it shall concurrently deliver to Lessor such reports as are delivered pursuant to applicable securities laws. Similarly, should Lessor or its parent, Regional Health Properties, Inc., be subject to any particular reporting requirements of the SEC during the Term for which it needs reports, documentation or other information from Lessee, Lessee agrees to deliver such reports, documentation and information within ten (10) days after Lessor’s request for the same. At Lessor’s sole expense, Lessee shall allow and, as necessary, assist with the review and audit of Lessee’s financial statements listed in Exhibit “C”. Furthermore, Lessee shall provide to Lessor with any other information reasonably requested by Lessor or the Facility Mortgagee respecting the financial records or business operations of Lessee, within fifteen (15) days after Lessor’s written request for such information.

11.Representations and Warranties. Each party represents and warrants to the other that: (a) this Lease and all other documents executed or to be executed by it in connection herewith have been

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duly authorized and shall be binding upon it; (b) it is duly organized, validly existing and in good standing under the laws of the state of its formation and is duly authorized and qualified to perform this Lease within the state where the Premises is located; and (c) neither this Lease nor any other document executed or to be executed in connection herewith violates the terms of any other agreement of such party. Lessor further represents and warrants to Lessee that it is the fee simple owner of the Premises.

12.Events of Default. So long as there is no Event of Default, Lessee shall peaceably and quietly have, hold and enjoy the Premises for the Term, free of any claim or other action not caused or created by Lessee or pursuant to Sections 18 or 19. The occurrence of any of the following events will constitute an “Event of Default” if not cured within the period set forth in Section 13.

(a)Lessee’s failure to pay within five (5) days of when due any Rent, Taxes, Security Deposit, Other Charges, impounds or other required payments;

(b)Lessee’s failure to replace any Security Deposit in the manner required by Section 3.2;

(c)(i) The revocation, suspension or material limitation of any license, approval or consent required for the operation of the Facility or the certification of the Facility for provider status under Medicare or Medicaid, if applicable; (ii) the closure of the Facility for more than twenty-four (24) hours; (iii) the sale or transfer of all or any portion of any certificate of need, bed rights or other similar certificate or license relating to the Facility; (iv) the use of any portion of the Facility other than for a skilled nursing facility and for ancillary services relating thereto; or (v) any act or omission of Lessee that in the judgment of Lessor will more likely than not result in any of the foregoing;

(d)Any other material suspension, termination or restriction placed upon Lessee, the Facility or the ability to admit residents (e.g., an admissions ban or non-payment for new admissions by Medicare or Medicaid resulting from an inspection survey, if applicable);

(e)Any material misrepresentation by Lessee under this Lease or material misstatement or omission of fact in any written report, notice or communication from Lessee to Lessor, to include without limitation the financial reporting submissions required hereunder;

(f)The failure to perform or comply with the provisions of Sections 6 or 16;

(g)(i) Lessee or any guarantor of this Lease (a “Guarantor”) shall generally not pay its debts as they become due; (ii) Lessee shall incur debt other than (x) trade debt incurred in the ordinary course of business, (y) a working capital line secured by Lessee’s accounts receivable or (z) or indebtedness constituting Permitted Liens; (iii) Lessee or any Guarantor shall admit in writing its inability to pay its debts generally; (iv) Lessee or any Guarantor shall make an assignment of all or substantially all of its property for the benefit of creditors; (v) a receiver, trustee or liquidator shall be appointed for either of them or any of their property, if within three (3) business days of such appointment Lessee does not inform Lessor in writing that Lessee or any Guarantor (as applicable) intends to cause such appointment to be discharged or such discharge is not diligently prosecuted to completion within sixty (60) days after the date of such appointment; (vi) the filing by Lessee or any Guarantor of a voluntary petition under any federal bankruptcy or state law to be adjudicated as bankrupt or for any arrangement or other debtor’s relief; or (vii) the involuntary filing of such a petition against Lessee or any Guarantor by any other party, unless Lessee within three (3) business days of such filing informs Lessor in writing of its intent to cause such petition to be dismissed, such dismissal is diligently prosecuted and such petition is dismissed within one hundred twenty (120) days after filing;

(h)Lessee shall enter into any sale, recapitalization, transfer, conveyance, merger or other capital event resulting in a change of control of Lessee without the prior written consent of Lessor, which consent may be granted or withheld in Lessor’s sole and absolute discretion;

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(i)Appointment or implementation of a facility level manager, monitor, temporary management company or Systems Improvement Agreement by the CMS or any other regulatory agency (voluntary or mandatory) as a result of poor regulatory performance, appointment of additional mandatory monitoring by state or regulatory agencies;

(j)Subject to the provisions of Section 13 below, Lessee’s failure to comply with any covenant or other provision of this Lease not requiring the payment of money including, without limitation, the financial reporting covenants in Section 10 of this Lease;

(k)Any violation at the Facility at or above “Level 1” or survey tags greater than G severity under the CMS system in two (2) consecutive surveys; or

(l)Decertification of the Facility by Medicare and/or Medicaid exceeding thirty (30) days.

13.Grace Period. Except for the monetary defaults set forth in Section 12(a) above, Lessee shall have a period of thirty (30) days after receipt of notice from Lessor of a default in which to cure the default. This grace period shall be extended if the default is of a nature that it cannot be completely cured within such cure period solely as a result of circumstances outside of Lessee’s control, provided that (i) Lessor consents to such extension and (ii) Lessee has promptly commenced all appropriate actions to cure the default within such cure period and those actions are thereafter diligently and continuously pursued by Lessee in good faith. In no event, however, shall the grace period exceed a total of ninety (90) days. If the default is not cured before the expiration of the grace period, as extended, then it shall be an Event of Default and Lessor may pursue any or all of its remedies set forth herein.

14.Remedies. Upon the occurrence of an Event of Default that has not been cured within the period set forth in Section 13, Lessor may exercise all rights and remedies under this Lease and the laws of the state where the Premises is located that are available to a Lessor of real and personal property in the event of a default by its Lessee, and as to the Lessee Property, all remedies granted under the laws of such state(s) to a secured party under its Uniform Commercial Code. Lessor shall have no duty to mitigate damages unless required by applicable law and shall not be responsible or liable for any failure to relet the Premises or to collect any rent due upon any such reletting. Lessee shall pay Lessor, promptly upon demand, all expenses incurred by it in obtaining possession and reletting any of the Premises, including fees, commissions and costs of attorneys, architects, agents and brokers.

14.1General. Without limiting the foregoing, Lessor shall have the right (but not the obligation) to do any of the following upon an Event of Default that is not cured within the period set forth in Section 13: (a) sue for the specific performance of any covenant of Lessee as to which it is in breach or for the performance of any other obligation of Lessee under this Lease; (b) enter upon any portion of the Premises, terminate this Lease, dispossess Lessee from the Premises through appropriate legal procedures and/or collect money damages by reason of Lessee’s breach, including the acceleration of all Rent which would have accrued after such termination and all obligations and liabilities of Lessee under this Lease which survive the termination of the Term; (c) elect to leave this Lease in place and sue for Rent and other money damages as the same come due; and (d) (before or after repossession of the Premises pursuant to clause (b) above and whether or not this Lease has been terminated) assign this Lease from Lessee to a third party selected by Lessor, in which case Lessee agrees to consent to such assignment, and execute any and all documents necessary to effect such assignment; provided, that rent received from such third party assignee/new tenant shall serve to mitigate Lessee’s obligation for damages to Lessor hereunder.

14.2Receivership. Lessee acknowledges that one of the rights and remedies available to Lessor under applicable law is to apply to a court of competent jurisdiction for the appointment of a receiver to take possession of the Premises, to collect the rents, issues, profits and income of the Premises and to manage the operation of the Premises. Lessor further acknowledges and agrees that, due to the specific use of the Premises as a health care facility, upon a default by Lessee, the appointment of a receiver to take over the operations of the Premises may be necessary to ensure the continued operation of the premises as

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a health care facility in order to ensure the continuation of quality care to the residents who reside therein. Lessee irrevocably and unconditionally agrees that, upon the occurrence of an Event of Default, and in addition to any other right or remedy of Lessor under this Lease or allowed by law, Lessor may petition any appropriate court for the appointment of a receiver to take possession of the Premises, to manage the operation of the Premises, to collect and disburse all rents, issues, profits an income generated thereby and to preserve or replace to the extent possible any operation license for the Premises or to otherwise substitute the licensee or provider thereof, The receiver shall be entitled to a reasonable fee for its services as a receiver. All such fees and other expenses of the receivership estate shall be added to the monthly rent due to Lessor under this Lease and shall be the obligation of Lessee. Lessee hereby irrevocably stipulates to the appointment of a receiver under such circumstances and for such purposes and agrees not to contest such appointment in any manner whatsoever.

14.3Remedies Cumulative; No Waiver. No right or remedy herein conferred upon or reserved to Lessor is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. Any notice or cure period provided herein shall run concurrently with any provided by applicable law. No failure of Lessor to insist at any time upon the strict performance of any provision of this Lease or to exercise any option, right, power or remedy contained herein shall be construed as a waiver, modification or relinquishment thereof as to any similar or different breach (future or otherwise) by Lessee. Lessor’s receipt of and Lessee’s payment of any rent or other sum due hereunder (including any late charge) with knowledge of any breach shall not be deemed a waiver of such breach, and no waiver by Lessor of any provision of this Lease shall be effective unless expressed in a writing signed by it.

14.4Performance of Lessee’s Obligations. If Lessee at any time shall fail to make any payment or perform any act on its part required to be made or performed under this Lease, then Lessor may, without waiving or releasing Lessee from any obligations or default hereunder, make such payment or perform such act for the account and at the expense of Lessee after delivering Lessee thirty (30) days’ written notice with an opportunity to cure, and enter upon any portion of the Premises for the purpose of taking all such action as may be reasonably necessary. No such entry shall be deemed an eviction of Lessee. All sums so paid by Lessor and all necessary and reasonable incidental costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the performance of any such act by it, together with interest at the Agreed Rate (as defined in Section 3 hereof) from the date of the making of such payment or the incurring of such costs and expenses, shall be payable by Lessee to Lessor upon Lessor’s written demand therefor.

15.Provisions on Termination.

15.1 Surrender of Possession. On the expiration of the Term or earlier termination or cancellation of this Lease (the “Termination Date”), Lessee shall deliver to Lessor or its designee possession of (a) the Facility and associated Lessor Personal Property in a neat and clean condition and in as good a condition as existed at the date of Lessee’s possession and occupancy pursuant to this Lease, ordinary wear and tear excepted, (b) a fully operational, licensed and certified (if applicable) Business at the Facility including, at Lessee’s sole cost, any Alterations necessitated by, or imposed in connection with, a change of ownership inspection survey for the transfer of operation of any portion of the Premises to Lessor or its designee, and (c) all patient charts and resident records along with appropriate resident consents if necessary and copies of all of its books and records relating to the Facility and the Premises. Accordingly, Lessee shall not at any time during or after the Term seek to transfer, surrender, or allow to lapse the licenses, permits or certifications relating to the Facility or the Premises, nor shall Lessee commit or omit any act that would jeopardize the Facility or any licensure or certification of the Facility. Lessee shall cooperate fully with Lessor or its designee in transferring or obtaining all necessary licenses and certifications for Lessor or its designee, and Lessee shall comply with all requests for an orderly transfer of the Facility licenses, and Medicare and Medicaid certifications and possession at the time of its surrender of the Premises to Lessor or its designee to operate the Facility. Subject to all applicable laws, Lessee hereby assigns, effective upon the Termination Date, all rights to operate the Facility to Lessor or its designee, including all required licenses and permits and all rights to apply for or otherwise obtain them.

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15.2. Removal of Lessee Personal Property. Provided that no Event of Default then exists, in connection with the surrender of the Premises, Lessee may upon at least five (5) business days’ prior notice to Lessor remove from the Premises in a workmanlike manner all Lessee Personal Property, leaving the Premises in good and presentable condition and appearance, including repair of any damage caused by such removal. If there is any Event of Default then existing, Lessee may not remove any Lessee Personal Property from the Premises and instead will, on demand from Lessor, convey it to Lessor for no additional consideration by executing a bill of sale in a form reasonably required by Lessor. Title to any Lessee Personal Property which is not removed by Lessee as permitted above upon the expiration of the Term shall, at Lessor’s election, vest in Lessor; provided, however, that Lessor may remove and store or dispose any or all of such Lessee Personal Property which is not so removed by Lessee without obligation or accounting to Lessee.

15.3Management of Premises. Commencing on the Termination Date, Lessor or its designee, upon written notice to Lessee, may elect to assume the responsibilities and obligations for the management and operation of the Facility and Lessee agrees to cooperate fully to accomplish the transfer of such management and operation without interrupting the operation of the Facility, and Lessee will, upon Lessor’s request, execute a reasonable and customary operations transition agreement, respecting operations of the Facility pending the engagement by Lessor of a replacement operator. Lessee agrees that Lessor or its designee may operate the Facility under Lessee’s licenses and certifications pending the issuance of new licenses and certifications to Lessor or its designee. Lessee shall not commit any act or be remiss in the undertaking of any act that would jeopardize any licensure or certification of the Facility, and Lessee shall comply with all requests for an orderly transfer of any and all Facility and other licenses, Medicare and Medicaid certifications and possession of the Premises at the time of any such surrender.

15.4Holding Over. If Lessee shall for any reason remain in possession of the Premises after the Termination Date, such possession shall be a month-to-month tenancy during which time Lessee shall pay as rental on the first (1st) business day of each month one hundred fifty percent (150%) of the monthly Rent payable with respect to the last Lease Year, all additional charges accruing during the month and all other sums, if any, payable by Lessee pursuant to this Lease. Nothing contained herein shall constitute the consent, express or implied, of Lessor to the holding over of Lessee after the Termination Date, nor shall anything contained herein be deemed to limit Lessor’s remedies.

16.Certain Lessor Rights.

16.1Entry and Examination of Records. Lessor and its representatives may enter any portion of the Premises at any reasonable time after at least twenty-four (24) hours’ notice to Lessee to inspect the Premises for compliance, to exhibit the Premises for sale, Lease or mortgaging, or for any other reason; provided that no such notice shall be required in the event of an emergency, upon an Event of Default or to post notices of non-responsibility under any mechanics’ or materialmans’ lien law. No such entry shall unreasonably interfere with residents, patients, patient care or the Lessee’s operations of the Facility. During normal business hours, Lessee will permit Lessor and its representatives, inspectors and consultants to examine all contracts, books and financial and other records (wherever kept) relating to Lessee’s operations of the Facility.

16.2Grant Liens. This Lease shall be subordinate to the right, title, and interest of any lender or other party holding a security interest in or a lien upon the Premises under any and all mortgage instruments or deeds to secure debt presently encumbering the Premises or the Building and to any and all other deeds to secure debt or mortgage instruments hereafter encumbering the Premises or the Building. Lessee shall at any time hereafter, on demand of Lessor or the holder of any such deed to secure debt or mortgage instrument, execute any instruments which may reasonably be required by such party for the purpose of evidencing the subordination of this Lease to the lien or security of such party. Lessee shall, upon demand, at any time or times, execute, acknowledge, and deliver to Lessor or the holder of any such instruments or deeds to secure debt, without expense, any and all documents that may be necessary to make this Lease superior to the lien of any of the same. If the holder of any of said instruments or deeds to secure debt shall hereafter succeed to the rights of Lessor under this Lease, Lessee shall, at the option of such

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holder or a purchaser at any foreclosure or sale under power, attorn to and recognize such successor as Lessee’s Lessor under this Lease. Lessee shall promptly execute, acknowledge, and deliver any instrument that may be necessary to evidence such attornment. Lessor will use commercially reasonably efforts to obtain from any lender holding a lien on the Premises, a subordination, non-disturbance and attornment agreement for the benefit of Lessee.

16.3Estoppel Certificates. Lessor and Lessee shall, at any time upon not less than ten (10) business days’ prior written request by the other party, have an authorized representative execute, acknowledge and deliver to Lessor or Lessee, as the case may be, or their designee a written statement certifying (a) that this Lease, together with any specified modifications, is in full force and effect, (b) the dates to which Rent and additional charges have been paid, (c) that no default by either party exists or specifying any such default, and (d) as to such other matters as Lessor or Lessee, as the case may be, may reasonably request.

16.4Conveyance Release. If Lessor or any successor owner shall sell or transfer any portion of the Premises in accordance with this Lease, they shall thereafter be released from all future liabilities and obligations hereunder arising or accruing from and after the date of such conveyance or other transfer, which instead shall thereupon be binding upon the new owner.

16.5Affiliate Contracts. Except for the management agreement described in Section 7.4 hereof, Lessee may not enter into any contracts respecting the Facility with any of Lessee’s Affiliates or make any payments, directly or indirectly through one or more intermediaries, to any of Lessee’s Affiliates using funds generated from the operation of the Facility without the prior written consent of Lessor, not to be unreasonably withheld; provided, however, that Lessee shall not be required to obtain Lessor’s prior consent for any contracts with Affiliates that equal a total cost of Lessee, in aggregate over the immediately preceding one (1) year period, of less than Fifty Thousand Dollars ($50,000).

17.Assignment and Subletting. Except as otherwise expressly permitted in this Lease, without Lessor’s prior written consent, which may be granted or withheld in Lessor’s sole discretion, Lessee shall not assign this Lease, or sub-sublease all or any part of the Premises, or permit the use of the Premises by any party other than Lessee. This prohibition includes an assignment or sub-subletting to or by a receiver or trustee in any federal or state bankruptcy, insolvency, or other proceeding. For purposes of this Section, a sale or transfer of all or a controlling ownership interest in Lessee or a merger or other combination by Lessee or a sale of all or substantially all of Lessee’s assets in lieu thereof shall be deemed an assignment or other transfer of this Lease. Notwithstanding the foregoing, any Key Principal may transfer its interest in Lessee to any other Key Principal or to any of its Affiliates, provided that such transfer does not require the consent of a Facility Mortgagee and does not require regulatory approval.

18.Damage by Fire or Other Casualty. Lessee shall promptly notify Lessor of any damage or destruction of any portion of the Premises and diligently repair or reconstruct such portion of the Premises to a like or better condition than existed prior to such damage or destruction. Any net insurance proceeds payable with respect to the casualty shall be paid directly to Lessor and, if an Event of Default has not occurred hereunder, may be used for the repair or reconstruction of the applicable portion of the Premises pursuant to Lessor’s reasonable disbursement requirements and subject to the provisions of the Facility Mortgage Documents and the release of insurance proceeds by the Facility Mortgagee, if any. If such proceeds are insufficient, Lessee shall provide the required additional funds; if they are more than sufficient, the surplus shall belong and be paid to Lessee. Lessee shall not have any right under this Lease, and hereby waives all rights under applicable law, to abate, reduce or offset rent by reason of any damage or destruction of any portion of the Premises by reason of an insured or uninsured casualty.

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19.Condemnation. Except as provided to the contrary in this Section 19, this Lease shall not terminate and shall remain in full force and effect in the event of a taking or condemnation of the Premises, or any portion thereof, and Lessee hereby waives all rights under applicable law to abate, reduce or offset rent by reason of such taking. If during the Term all or substantially all (a “Complete Taking”) or a smaller portion (a “Partial Taking”) of the Premises is taken or condemned by any competent public or quasi-public authority, then (a) in the case of a Complete Taking, Lessee may at its election made within thirty (30) days of the effective date of such Taking, terminate this Lease and the current Rent shall be equitably abated as of the effective date of such termination, or (b) in the case of a Partial Taking, the Rent shall be abated to the same extent as the resulting diminution in Fair Market Value of the applicable portion of the Premises. The resulting diminution in Fair Market Value on the effective date of a Partial Taking shall be as established pursuant to Exhibit “D”. Lessor alone shall be entitled to receive and retain any award for a taking or condemnation other than a temporary taking; provided, however, Lessee shall be entitled to submit its own claim in the event of any such taking or condemnation with respect to the value of Lessee’s Subleasehold interest in any portion of the Premises and/or the relocation costs incurred by Lessee as a result thereof. In the event of a temporary taking of less than all or substantially all of the Premises, Lessee shall be entitled to receive and retain any and all awards for the temporary taking and the Rent due under this Lease shall be not be abated during the period of such temporary taking.

20.Indemnification. Lessee agrees to protect, indemnify, defend and save harmless Lessor, its members, managers, Affiliates, directors, officers, shareholders, agents and employees from and against any and all foreseeable or unforeseeable liability, expense, loss, cost, deficiency, fine, penalty or damage of any kind or nature, including reasonable attorneys’ fees, from any suits, claims or demands, on account of any matter or thing, action or failure to act arising out of or in connection with this Lease or operations of Lessee on any portion of the Premises (except to the extent arising from the gross negligence or willful misconduct of Lessor), including, without limitation, (a) the breach by Lessee or any of its representations, warranties, covenants or other obligations hereunder, (b) any Protest, (c) all known and unknown Environmental Activities on any portion of the Premises, Hazardous Materials Claims or violations of a Hazardous Materials Law with respect to any portion of the Premises but only, with respect to any of the foregoing, to the extent that such activity, claim or violation is the result of an act or omission of Lessee or any of its agents during the Term, and (d) upon or following the Termination Date, the correction of all deficiencies of a physical matter identified by, and any liability (including any overpayment to any Medicare, Medicaid or other third party payor), assessed or asserted by, any governmental agency or Medicare or Medicaid providers, but only, with respect to any of the foregoing, to the extent such deficiency or liability is the result of the act or omission of Lessee or any of its agents during the Term. Upon receiving knowledge of any suit, claim or demand asserted by a third party that Lessor believes is covered by this indemnity, it shall give Lessee notice of this matter. If Lessor does not elect to defend the matter with its own counsel at Lessee’s expense, Lessee shall then defend Lessor at Lessee’s expense (including Lessor’s reasonable attorneys’ fees and costs) with legal counsel satisfactory to Lessor. In no event shall Lessee be liable for consequential or punitive damages hereunder.

21.Disputes. If any party brings any action to interpret or enforce this Lease, or for damages for any alleged breach, the prevailing party shall be entitled to reasonable attorneys’ fees and costs as awarded by the court in addition to all other recovery, damages and costs.

EACH PARTY HEREBY WAIVES ANY RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER IN CONNECTION WITH ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS SUBLEASE, INCLUDING RELATIONSHIP OF THE PARTIES, SUBLESSEE’S USE AND OCCUPANCY OF ANY PORTION OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE RELATING TO THE FOREGOING OR THE ENFORCEMENT OF ANY REMEDY.

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22.Notices. All notices and demands, certificates, requests, consents, approvals and other similar instruments under this Lease shall be in writing and sent by personal delivery, U.S. certified or registered mail (return receipt requested, postage prepaid) or FedEx or similar generally recognized overnight carrier regularly providing proof of delivery, addressed as follows:

If to Lessee:	If to Lessor:

Vero Health Care, Inc. 10420 Little Patuxent Parkway	Mountain Trace Nursing ADK, LLC c/o Regional Health Properties, Inc.

Suite 210	454 Satellite Blvd.
Columbia, Maryland 21044	Suite 100
Attn: Eamonn D. Reilly	Suwanee, Georgia 30024 Attn: CEO

With a copy to:

Williams Mullen 200 S. 10th Street, Suite 1600 Richmond, VA 23219 Attn: Wyatt S. Beazley IV, Esquire

A party may designate a different address by notice as provided above. Any notice or other instrument so delivered (whether accepted or refused) shall be deemed to have been given and received on the date of delivery established by U.S. Post Office return receipt or the carrier’s proof of delivery or, if not so delivered, upon its receipt. Delivery to any officer, general partner or principal of a party shall be deemed delivery to such party. Notice to any one co-Lessee shall be deemed notice to all co-Sublessees.

23.Compliance with Facility Mortgage Documents. Lessee acknowledges that any Facility Mortgage Documents, including, without limitation, documents evidencing loans made by the U. S. Department of Housing and Urban Development (HUD), executed by Lessor or any Affiliate of Lessor may impose certain obligations on the “borrower” or other counterparty thereunder to comply with or cause the operator and/or lessee of a Facility to comply with all representations, covenants and warranties contained therein relating to such Facility and the operator and/or lessee of such Facility, including, covenants relating to (i) the maintenance and repair of such Facility; (ii) maintenance and submission of financial records and accounts of the operation of such Facility and related financial and other information regarding the operator and/or lessee of such Facility and such Facility itself; (iii) the procurement of insurance policies with respect to such Facility; (iv) minimum Occupancy, fixed coverage ratio or other Facility-related financial and/or performance requirements, and (v) without limiting the foregoing, compliance with all applicable legal requirements relating to such Facility and the operation of the Business thereof. For so long as any Facility Mortgages encumber the Premises or any portion thereof or interest therein, provided Lessee has received copies of the Facility Mortgage Documents from Lessor, Lessee covenants and agrees, at its sole cost and expense and for the express benefit of Lessor, to operate the applicable Facility in strict compliance with the terms and conditions of the Facility Mortgage Documents (other than payment of any indebtedness evidenced or secured thereby) and to timely perform all of the obligations of Lessor relating thereto, or to the extent that any of such duties and obligations may not properly be performed by Lessee, Lessee shall cooperate with and assist Lessor in the performance thereof (other than payment of any indebtedness evidenced or secured thereby); provided however, this Section 23 shall not (i) increase Lessee’s monetary or non-monetary obligations under this Lease or (ii) diminish Lessee’s rights under this Lease. If any new Facility Mortgage Documents to be executed by Lessor or any Affiliate of Lessor would impose on Lessee any obligations under this Section 23 (provided that all such obligations shall comply with the restrictions set forth in the immediately preceding sentence), Lessor shall provide copies of the same to Lessee for informational purposes (but not for Lessee’s approval) prior to the execution and delivery thereof by Lessor

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or any Affiliate of Lessor.

24.Miscellaneous. This Lease has been freely and fairly negotiated, and all provisions shall be interpreted according to their fair meaning and shall not be strictly construed against any party. While nothing contained in this Lease should be deemed or construed to constitute an extension of credit by Lessor to Lessee, if a portion of any payment made to Lessor is deemed to violate any applicable laws regarding usury, such portion shall be held by Lessor to pay the future obligations of Lessee as such obligations arise and if Lessee discharges and performs all obligations hereunder, such funds will be reimbursed (without interest) to Lessee on the Termination Date. If any part of this Lease shall be determined to be invalid or unenforceable, the remainder shall nevertheless continue in full force and effect. Time is of the essence, and whenever action must be taken (including the giving of notice or the delivery of documents) hereunder during a certain period of time or by a particular date that ends or occurs on a Saturday, Sunday or federal holiday, then such period or date shall be extended until the immediately following business day. Whenever the words “including”, “include” or “includes” are used in this Lease, they shall be interpreted in a non-exclusive manner as though the words “without limitation” immediately followed. Whenever the words day or days are used in this Lease, they shall mean “calendar day” or “calendar days” unless expressly provided to the contrary. The titles and headings in this Lease are for convenience of reference only and shall not in any way affect the meaning or construction of any provision. Unless otherwise expressly provided, references to any “Section” mean a section of this Lease (including all subsections), to any “Exhibit” or “Schedule” mean an exhibit or schedule attached hereto or to “Medicare” or “Medicaid” include any successor program. If more than one Person is Lessee hereunder, their liability and obligations hereunder shall be joint and several. Promptly upon the request of either party and at its expense, the parties shall prepare, enter into and record a suitable short form memorandum of this Lease. This Lease (a) contains the entire agreement of the parties as to the subject matter hereof and supersedes all prior or contemporaneous verbal or written agreements or understandings, (b) may be executed in several counterparts, (including electronically mailed copies in portable document format (PDF)), each of which shall be deemed an original, but all of which shall constitute one and the same document, (c) may only be amended by a writing executed by the parties, (d) shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties, (e) shall be governed by and construed and enforced in accordance with the internal laws of the State of Georgia, and (f) incorporates by this reference any Exhibits and Schedules attached hereto.

25.Terrorism/Governmental Action. Lessee warrants and represents to Lessor that Lessee is not, and shall not become, a person or entity with whom Lessor is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any applicable law, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or other governmental action, and is not and shall not knowingly engage in any dealings or transaction or otherwise knowingly be associated with such persons or entities.

26.Financial Covenants. Lessee shall be required to maintain a Lease Coverage Ratio of 1.0 to 1.0 for months 10 through 18 of the Initial Term, 1.15 to 1.0 for months 19 through 36 of the Initial Term and 1.25 to 1.0 thereafter. Such Lease Coverage Ratio will be tested on a quarterly basis beginning from month 10 through month 24 of the Initial Term (and not including any months prior to month 10). Notwithstanding the foregoing, if the Lease Coverage Ratio in months 13 through 24 of the Initial Term meets a minimum of 1.0 to 1.0 over a trailing twelve-month testing period or a trailing three-month period, then there shall be no financial covenant default. After month 24 of the Initial Term, Lessee must satisfy the Lease Coverage Ratio for a trailing twelve-month testing period.

27.Minimum Annual Capital Expenditures. To maintain the Facility, Lessee shall spend $500.00 per licensed bed per year.

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28.Conditions to Obligation of Lessee. The obligations of Lessee and the effectiveness of this Agreement shall be wholly contingent on Lessee receiving:

(a)a fully executed OTA, in a form acceptable to Lessee, which contains an indemnification section through which Lessor’s exiting operator indemnifies Lessee, from any and all liabilities arising at the Facility prior to the date the operations of the Facility transfer from Lessor to Lessee,

(b)a Subordination, Non-Disturbance, and Attornment (SNDA) Agreement, in a form acceptable to Lessee, duly executed by Lessee, Lessor and Facility Mortgagee, and

(c)a credit facility with an institutional lender providing Lessee with sufficient working capital financing to operate the Facility.

29.Negative Covenants. During the Term of this Lease, Lessee shall not:

(a)incur any debt other than trade debt incurred in the ordinary course of business, a working capital line of credit secured by Lessee’s accounts receivable or indebtedness constituting Permitted Liens;

(b)create any liens on the Premises other than Permitted Liens;

(c)enter into any sale, re-capitalization, transfer, conveyance, merger or other capital event resulting in a change of control of Lessee without the prior written consent of Lessor, which consent may be granted or withheld in Lessor’s sole and absolute discretion; or

(d)breach the Patriot Act or any OFAC regulations.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, this Lease has been executed by Lessor and Lessee as of the date first written above.

LESSOR:

MOUNTAIN TRACE NURSING ADK, LLC
a Georgia limited liability company

By:	/s/ Brent Morrison
Name:	Brent Morrison
Title:	Manager Member

LESSEE:

VERO HEALTH X, LLC
a Delaware limited liability company

By:
Name:
Title:

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IN WITNESS WHEREOF, this Lease has been executed by Lessor and Lessee as of the date first written above.

LESSOR:

MOUNTAIN TRACE NURSING ADK, LLC
a Georgia limited liability company

By:
Name:
Title:

LESSEE:

VERO HEALTH X, LLC
a Delaware limited liability company

By:	/s/ Eamonn Reilly
Name:	Eamonn Reilly
Title:	Manager

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EXHIBIT “A-l”

LEGAL DESCRIPTION

Jackson County, North Carolina

Said Property located on Mountain Trace Road (NCSR 1571) off Little Savannah Road (NCSR 1367), Webster Township, Jackson County, North Carolina and being more particularly described as follows:

COMMENCING from a Nail Set on the C. J. Harris Hospital Property (Parcel # 7630-93-6526) having NGS NAD 83 coordinates North 603,862,466 feet, East 739,902.522 feet THENCE South 66 degrees 59 minutes 20 seconds West for a distance of 346.50 feet (346.43 feet-grid) to a Nail Set having coordinates N = 603,727.044 feet, E = 739,583,662 feet THENCE North 32 degrees 28 minutes 25 seconds West for a distance of 103.12 feet (103.10 feet-grid) to a 5/8” Rebar Set with Cap having coordinates N = 603,814.025 feet, E = 739,528.310 feet the TRUE POINT OF BEGINNING;

THENCE with new severance line South 72 degrees 19 minutes 25 seconds East for a distance of 26.01 feet to a 5/8” Rebar Set with Cap; THENCE North 37 degrees 47 minutes 35 seconds East for a distance 74.99 feet to a 5/8” Rebar Set with Cap; THENCE North 54 degrees 35 minutes 50 seconds East for a distance of 75.02 feet to a 5/8” Rebar Set with Cap; THENCE North 73 degrees 32 minutes 00 seconds East for a distance of 243.51 feet to a 5/8” Rebar Set with Cap; THENCE South 71 degrees 05 minutes 10 seconds East for a distance of 246.08 feet to a 5/8” Rebar Set with Cap, passing a 5/8” Rebar Set with Cap at 59.99 feet; THENCE South 17 degrees 28 minutes 20 seconds West for a distance of 411.97 feet to a 5/8” Rebar Set with Cap; THENCE North 37 degrees 15 minutes 10 seconds West for a distance of 86.75 feet to a 5/8” Rebar Set with cap; THENCE North 64 degrees 29 minutes 55 seconds West for a distance of 48.95 feet to a 5/8” Rebar Set with Cap; THENCE South 21 degrees 24 minutes 50 seconds West for a distance of 79.91 feet to a 5/8” Rebar set with Cap; THENCE South 10 degrees 23 minutes 15 seconds West for a distance of 47.16 feet to a 5/8” Rebar Set with Cap; THENCE South 01 degrees 03 minutes 10 seconds West for a distance of 42.12 feet to a 5/8” Rebar Set with Cap; THENCE South 09 degrees 01  minutes 10 seconds West for a distance of 15.29 feet to a 5/8” Rebar Set with Cap; THENCE South 19 degrees 44 minutes 20 seconds West for a distance of 13.92 feet to a 5/8” Rebar Set with Cap; THENCE South 26 degrees 32 minutes 50 seconds West for a distance of 39.21 feet to a 5/8” Rebar Set with Cap on northern right of way of Leaning Tree Lane; THENCE with said northern right of way South 65 degrees 33 minutes 35 seconds West for a distance of 10.76 feet to a Point; THENCE South 62 degrees 56 minutes 35 seconds West for a distance of 23.25 feet to a Point; THENCE South 61 degrees 21 minutes 50 seconds West for a distance of 50.44 feet to a 5/8” Rebar Set with Cap; THENCE South 65 degrees 31 minutes 35 seconds West for a distance of 16.46 feet to a Point; THENCE South 69 degrees 12 minutes 30 seconds West for a distance of 14.88 feet to a Point; THENCE South 73 degrees 51 minutes 55 seconds West  for a distance of 15.53 feet to a Point; THENCE South 80 degrees 02 minutes 05 seconds West for a distance of 15.37 feet to a 5/8” Rebar Set with Cap; THENCE South 87 degrees 59 minutes 45 seconds West for a distance of 23.32 feet to a Point; THENCE South 87 degrees 27 minutes 30 seconds West for a distance of 30.07 feet to a Point; THENCE South 87 degrees 29 minutes 45 seconds West for a distance of 40.87 feet to a Point; THENCE South 87 degrees 25 minutes 45 seconds West for a distance of 53.68 feet to a Point; THENCE South 87 degrees 28 minutes 45 seconds West for a distance of 44.47 feet to a Point; THENCE North 87 degrees 40 minutes 45 seconds West for a distance of 22.68 feet to a 5/8” Rebar Set with Cap; THENCE North 81 degrees 45 minutes 55 seconds West for a distance of 19.58 feet to a Point; THENCE North 78 degrees 08 minutes 00 seconds West for a distance of 9.53 feet to a Point; THENCE North 73 degrees 41 minutes 15 seconds West for a distance of 13.08 feet to a Point; THENCE North 70 degrees 25 minutes 50 seconds West for a distance of 20.74 feet to a 5/8” Rebar Set with Cap; THENCE North 60 degrees 56 minutes 00 seconds West for a distance of 46.99 feet to a Point; THENCE North 63 degrees 17 minutes 40 seconds West for a distance of 16.60 feet to a Point; THENCE North 73 degrees 45 minutes 45 seconds West for a distance of 6.17 feet to a 5/8” Rebar Set with Cap; THENCE leaving said northern right of way north 18 degrees 56 minutes 15 seconds East for a distance of 5.48 feet to a Concrete Monument Found, Common corner of Healy DB 1493, PG 168, and C.J. Harris DB 739, PG 606; THENCE with the line of C.J. Harris North 18 degrees 39 minutes 55 seconds East for a distance of 483.42 feet to the POINT OF BEGINNING and being part of that certain tract of land as shown on a plat of survey prepared for C. J. Harris Hospital by Joel Johnson Land Surveying, Inc. dated February 12, 2009, and last revised May 7, 2009, Drawing Number 08090P, and also being more particularly described as Tract A1 on plat entitled “Plat of Survey for : C. J. Harris Hospital” by Joel Johnson Land Surveying, Inc. dated February 12, 2009, and last revised May 7, 2009, Drawing Number 08090P, recorded in Plat Book 18 at Page 5 of the Burke County Public Registry, and also being more particularly described as that certain 7.36 acre tract described on plat of survey for Mountain Trace Nursing ADK, LLC, dated November 30, 2010, prepared by Joel Johnson Land Surveying, Inc., and bearing the certification of R. Joel Johnson, N.C.L.S. No. L-3882.

PROPERTY MORE COMMONLY KNOWN AS: 417 Mountain Trace Rd., Sylva, Jackson County, NC 28779

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EXHIBIT A-2

LESSOR PERSONAL PROPERTY

“Lessor Personal Property” means: (i) all personal property used in the operation or management of the Facility, including machinery, equipment, furniture, furnishings, beds, computers, signage, trade fixtures or other personal property and consumable inventory and supplies, including any and all such personal property replaced by Lessee or required by the state in which the Facility is located or any other governmental entity to operate the Facility, and (ii) all site plans, surveys, soil and substrata studies, architectural drawings, plans and specifications, engineering plans and studies, floor plans, landscape plans, and other plans and studies that relate to the Facilities; provided, however, that Lessor Personal Property shall not include: (a) any vehicles or computer software used in connection with the operation of the Facilities, or (b) any equipment leased or subleased by Lessee from third parties, which equipment is not a replacement of what would otherwise be Lessor Personal Property.

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EXHIBIT “B”

CERTAIN DEFINITIONS

For purposes of this Lease, the following terms and words shall have the specified meanings:

“Affiliate” shall mean with respect to any Person, any other Person which directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the first Person.

“Business” shall mean the business and operation of the Facility and all financial activities and other matters related thereto.

“Control” shall mean, as applied to any Person, the possession, directly or indirectly, of the power to direct the management and policies of that Person, whether through ownership, voting control, by contract or otherwise.

“Environmental Activities” shall mean the use, generation, transportation, handling, discharge, production, treatment, storage, release or disposal of any Hazardous Materials at any time to or from any portion of the Premises or located on or present on or under any portion of the Premises.

“Facility Mortgage” shall mean any mortgage, deed of trust or other security agreement or lien encumbering the Premises or any portion thereof and securing an indebtedness of Lessor or any Affiliate of Lessor or any ground, building or similar Lease or other title retention agreement to which the Premises or any portion thereof is subject from time to time.

“Facility Mortgagee” shall mean the holder or beneficiary of a Facility Mortgage and any other rights of the lender, credit party or lessor under the applicable Facility Mortgage Documents.

“Facility Mortgage Documents” shall mean with respect to each Facility Mortgage and Facility Mortgagee, the applicable Facility Mortgage, loan or credit agreement, Lease, note, collateral assignment instruments, guarantees, indemnity agreements and other documents or instruments evidencing, securing or otherwise relating to the loan made, credit extended, Lease or other financing vehicle pursuant thereto.

“Guarantor” shall mean Vero Health Care, LLC, a Delaware limited liability company.

“Guaranty” shall mean that certain Guaranty executed by Guarantor in favor of Lessor of even date herwith.

“Hazardous Materials” shall mean (a) any petroleum products and/or by-products (including any fraction thereof), flammable substances, explosives, radioactive materials, hazardous or toxic wastes, substances or materials, known carcinogens or any other materials, contaminants or pollutants which pose a hazard to any portion of the Premises or to Persons on or about any portion of the Premises or cause any portion of the Premises to be in violation of any Hazardous Materials Laws; (b) asbestos in any form which is friable; (c) urea formaldehyde in foam insulation or any other form; (d) transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million or any other more restrictive standard then prevailing; (e) medical wastes and biohazards not disposed of in accordance with applicable law; (f) radon gas; and (g) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or may or could pose a hazard to the health and safety of the occupants of any portion of the Premises or the owners and/or occupants of property adjacent to or surrounding any portion of the Premises, including, without limitation, any materials or substances that are listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) as amended from time to time.

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“Hazardous Materials Claims” shall mean any and all enforcement, clean up, removal or other governmental or regulatory actions or orders threatened, instituted or completed pursuant to any Hazardous Material Laws, together with all claims made or threatened by any third party against any portion of the Premises, Lessor or Lessee relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Materials.

“Hazardous Materials Laws” shall mean any laws, ordinances, regulations, rules, orders, guidelines or policies relating to the environment, health and safety, Environmental Activities, Hazardous Materials, air and water quality, waste disposal and other environmental matters.

“Issuer” shall mean a financial institution satisfactory to Lessor issuing the Letter of Credit and such Issuer’s successor and assigns. Any Issuer shall be rated A or better by Standard & Poor’s Ratings Group, A2 or better by Moody’s Investor Services, Inc., or, of not rated by either of the foregoing agencies, an equivalent rating by Fitch Inc., or other nationally recognized rating agency at all times through the Term.

“Key Principals” shall mean Eamonn Reilly.

“Lease Coverage Ratio” shall mean a fraction, the numerator of which is “Adjusted EBITDAR” and the denominator of which is Base Rent. “Adjusted EBITDAR” shall mean, for any period, the Facility Net Income for such period plus, without duplication, to the extent deducted in determining Facility Net Income, the sum of (i) Facility Interest Expense for such period, plus (ii) expense for income taxes paid or accrued for such period, plus (iii) all amounts attributable to the amount of the provision for depreciation and amortization for such period, plus (iv) the amount of other non-cash charges (other than the write-down of current assets) for such period, plus (v) Base Rent for such period, plus (vi) the Facility Management Fee for such period, plus (vii) capital expenditures of $500 per bed (per annum) for such period, plus (viii) extraordinary losses for such period (as determined in accordance with GAAP) not in excess of $25,000 unless approved in writing by Lessor, minus, to the extent included in Facility Net Income for such period, extraordinary gains for such period (as determined in accordance with GAAP), all calculated in connection with the Business.

“Letter of Credit” shall mean an irrevocable and transferable letter of credit issued by an Issuer in favor of Lessor as security for Lessee’s obligations under this Lease and in a form acceptable to Lessor, together with amendments thereto or replacements or substitutions thereof.

“Occupancy” shall mean, with respect to the Premises, the percentage of (a) total patient days relating to such Facility for any reporting period divided by (b) the product of (i) 80 and (ii) the total days in such reporting period.

“OTA” means that certain Agreement to Transfer Operations and Related Assets to which Lessor’s exiting operator and Lessee are parties of even date herewith.

“Permitted Liens” shall mean (i) liens granted to Lessor or any Affiliate of Lessor, (ii) liens customarily incurred by Lessee in the ordinary course of business for items not delinquent, (iii) liens for Taxes not yet due and payable, (iv) any lien, charge or encumbrance which is being contested in good faith pursuant to the terms of this Lease, (v) all easements, liens, encumbrances, restrictions, agreements and other title matters existing as of the Execution Date, (vi) purchase money financing and capitalized equipment leases for the acquisition of personal property, provided that Lessor receives a non-disturbance agreement from the purchase money lender or equipment lessor in form and substance as may be satisfactory to Lessor, in Lessor’s sole discretion, for any such financing where the original cost of the equipment financed exceeds $25,000, (vii) any easement granted by Lessor, in Lessor’s discretion, at the request of Lessee which is necessary to (A) obtain utilities or other services for the Facilities in the ordinary course of Lessee’s business or (B) satisfy requests from local authorities in respect of, without limitation, township projects; and (viii) liens that may be filed as a result of Lessor’s acts or omissions.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, governmental authority, and other person or entity, and any federal, state, county or municipal government or any bureau, department or agency thereof and fiduciary acting in such capacity on behalf of any of the foregoing.

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EXHIBIT “C”

FINANCIAL, MANAGEMENT AND REGULATORY REPORTS

REPORT	DUE DATE

Monthly financial reports concerning the Business at the Facility consisting of:

(1)    a reasonably detailed income statement showing, among other things, gross revenues;

(2)    total patient days;

(3)    occupancy; and

(4)    payor mix.

(All via e-mail to                                        )

Forty-five (45) days after the end of each calendar month
Monthly census reports concerning the Facility (via e-mail to )	Forty-five (45) days after the end of each calendar month
Monthly accounts payable report concerning the Facility consisting of a list and ageing report of all payables owed by the Facility to all parties	Forty-five (45) days after the end of each calendar month
Quarterly consolidated or combined financial statements of Lessee (via e-mail to )	Forty-five (45) days after the end of each of the first three quarters of the fiscal year of Lessee
Quarterly litigation summaries of Lessee (via e-mail to )	Forty-five (45) days after the end of each quarter of the fiscal year of Lessee
Annual consolidated or combined financial statements of Lessee, each lessee or sublessee under Affiliated Leases or Subleases audited by a reputable certified public accounting firm (via e-mail to )	One Hundred Twenty (120) days after the fiscal year end of Lessee and

Regulatory reports with respect to the Facility, as follows:

(1)    all federal, state and local licensing and reimbursement certification surveys, inspection and other reports received by Lessee as to any portion of the Premises and any portion of the Business, including state department of health licensing surveys;

(2)    Medicare and Medicaid certification surveys; and

(3)    life safety code reports.

Fifteen (15) business days after receipt

Reports of regulatory violations,

by written notice of the following:

(1)    any violation of any federal, state or local licensing or reimbursement certification statute or regulation, including Medicare or Medicaid;

Five (5) business days after receipt

(2)    any suspension, termination or restriction placed upon Lessee or any portion of the Premises, the operation of any portion of the Business or the ability to admit residents or patients; or

(3)    any violation of any other permit, approval or certification in connection with any portion of the Premises or any portion of the Business, by any federal, state or local authority, including Medicare or Medicaid.

Cost Reports	Fifteen (15) days after filing

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EXHIBIT “D”

FAIR MARKET VALUE

“Fair Market Value” means the fair market value of the Premises or applicable portion thereof on a specified date as agreed to by the parties, or failing such agreement within ten (10) days of such date, as established pursuant the following appraisal process. Each party shall within ten (10) days after written demand by the other party select one MAI Appraiser to participate in the determination of Fair Market Value. For all purposes under this Lease, the Fair Market Value shall be the fair market value of the Premises or applicable portion thereof unencumbered by this Lease. Within ten (10) days of such selection, the MAI Appraisers so selected by the parties shall select a third (3rd) MAI Appraiser. The three (3) selected MAI Appraisers shall each determine the Fair Market Value of the Premises or applicable portion thereof within thirty (30) days of the selection of the third appraiser. To the extent consistent with sound appraisal practices as then existing at the time of any such appraisal, and if requested by Landlord, such appraisal shall be made on a basis consistent with the basis on which the Premises or applicable portion thereof were appraised at the time of their acquisition by Landlord. Tenant shall pay the fees and expenses of any MAI Appraiser it retains pursuant to this Exhibit. Landlord shall pay the fees and expenses of any MAI Appraiser it retains pursuant to this Exhibit. Each party shall pay half the fees and expenses of the third MAI Appraiser selected by the respective MAI Appraisers selected by each of the parties.

If either party fails to select a MAI Appraiser within the time period set forth in the foregoing paragraph, the MAI Appraiser selected by the other party shall alone determine the fair market value of the Premises or applicable portion thereof in accordance with the provisions of this Exhibit and the Fair Market Value so determined shall be binding upon the parties. If the MAI Appraisers selected by the parties are unable to agree upon a third (3rd) MAI Appraiser within the time period set forth in the foregoing paragraph, either party shall have the right to apply to the presiding judge of the court of original trial jurisdiction in the county in which the Premises or applicable portion thereof are located to name the third (3rd) MAI Appraiser. The cost of such application to the presiding judge shall be equally shared by the parties.

Within five (5) days after completion of the third (3rd) MAI Appraiser’s appraisal, all three (3) MAI Appraisers shall meet and a majority of the MAI Appraisers shall attempt to determine the fair market value of the Premises or applicable portion thereof. If a majority are unable to determine the fair market value at such meeting, the three (3) appraisals shall be added together and their total divided by three (3). The resulting quotient shall be the Fair Market Value. If, however, either or both of the low appraisal or the high appraisal are more than ten percent (10%) lower or higher than the middle appraisal, any such lower or higher appraisal shall be disregarded. If only one (1) appraisal is disregarded, the remaining two (2) appraisals shall be added together and their total divided by two (2), and the resulting quotient shall be such Fair Market Value. If both the lower appraisal and higher appraisal are disregarded as provided herein, the middle appraisal shall be such Fair Market Value. In any event, the result of the foregoing appraisal process shall be final and binding.

“MAI Appraiser” shall mean an appraiser licensed or otherwise qualified to do business in the state(s) where the Premises or applicable portion thereof are located and who has substantial experience in performing appraisals of facilities similar to the Premises or applicable portion thereof and is certified as a member of the American Institute of Real Estate Appraisers or certified as a SRPA by the Society of Real Estate Appraisers, or, if such organizations no longer exist or certify appraisers, such successor organization or such other organization as is approved by Landlord.

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SCHEDULE 7.1

Number and Type of Licensed Beds: 106

Number of Medicare / Medicaid Certified Beds: 106

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